Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the related Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 033-12938) of our report dated November 25, 2013 on the financial statements and financial highlights of the Tax-Exempt California Money Market Fund, included in the Fund’s Annual Report dated September 30, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 22, 2014